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                                                                     Exhibit 3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                    * * * * *


         Air Products and Chemicals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of Air Products and Chemicals, Inc. resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Board of Directors of this Corporation proposes and recommends and hereby declares it to be advisable that the Restated Certificate of Incorporation of this Corporation be amended by changing the first paragraph of Article FOURTH thereof to read as follows:

         "FOURTH: THE TOTAL NUMBER OF SHARES OF STOCK WHICH THE CORPORATION SHALL HAVE THE AUTHORITY TO ISSUE IS THREE HUNDRED TWENTY-FIVE MILLION (325,000,000) SHARES, CONSISTING OF THREE HUNDRED MILLION (300,000,000) SHARES OF COMMON STOCK HAVING A PAR VALUE OF $1 PER SHARE AND TWENTY-FIVE MILLION (25,000,000) SHARES OF PREFERRED STOCK HAVING A PAR VALUE OF $1 PER SHARE."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held,

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upon notice in accordance with section 222 of the General Corporation Law of the
State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Air Products and Chemicals, Inc. has caused this certificate to be signed by H. A. Wagner, its Chairman of the Board, President, and Chief Executive Officer, and attested by Lynn German Long, its Assistant Corporate Secretary, this 25th day of January, 1996.

                                   Air Products and Chemicals, Inc.



                                   By  /s/ H. A. Wagner
                                     -----------------------------------------
                                   Chairman of the Board, President, and Chief
                                   Executive Officer


ATTEST:



By /s/   Lynn German Long
  ------------------------------------
         Assistant Corporate Secretary



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